                             EXHIBIT 26(d)(xx)

Pruco Life Insurance Company

| Insured |Rider for Policy No.
| |
| |
|_____________________________________ |______________________________________

There is an impairment of the Insureds eyesight. If he or she becomes disabled as a result of the loss of eyesight, here is what will apply for that disability. We will not allow benefits under any benefit for waiving premiums in the event of disability in (1) this contract, or (2) any other contract on the Insured's life to which you change or for which you exchange this contract or any of its benefits.

| Rider attached to and made a part of this contract
|
| Pruco Life Insurance Company
|
| By /s/ Isabelle L. Kirchner
| Secretary
|
|
|___________________________________________________
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PLI 77--82
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